OPERATING AGREEMENT OF ESSI PROBE 1 LC


                                      Among


                          EARTH SEARCH SCIENCES, INC.,

                                       and


                               FRANCISCO ELMUDESI,


                                       and


                             ARTHUR W. MCCLAIN TRUST



                               Dated June 3, 1997
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                                Table of Contents

                                                                           Page

1.       Organization of the Company........................................1
         1.1      Organization..............................................1
         1.2      Purposes; Scope of Activities.............................1

2.       Management of the Company..........................................1
         2.1      Management by Manager; Authority..........................1
         2.2      Term; Resignation and Removal.............................1
         2.3      Approval of Members.......................................2
         2.4      Payment to Integrated Spectronics ........................2
         2.4      Competitive Activities....................................3

3.       Capital Contributions; Percentage Interests........................3
         3.1      Initial Capital Contributions.............................3
         3.2      Additional Capital........................................3

4.       Capital Accounts...................................................3
         4.1      Capital Accounts..........................................3
         4.2      Withdrawals...............................................3
         4.3      No Interest on Capital....................................3

5.       Distributions......................................................4
         5.1      Net Cash Flow.............................................4
         5.2      Special Distributions of Cash.............................4
         5.3      Special Distribution of Royalties.........................4

6.       Allocation of Profits and Losses...................................5
         6.1      Tax Allocations...........................................5
         6.2      Minimum Gain..............................................5

7.       Transfer of Company Interests......................................5
         7.1      Restriction on Transfers..................................5
         7.2      Permitted Transfers.......................................5

8.       Dissolution and Liquidation........................................5
         8.1      Dissolution...............................................5
         8.2      Liquidation Generally.....................................6

9.       Miscellaneous......................................................6
         9.1      Application of Idaho Law..................................6
         9.2      Construction..............................................6
         9.3      Counterparts; Facsimiles..................................6
         9.4      Headings..................................................6
         9.5      Heirs, Successors and Assigns.............................7
         9.6      Notices and Consents, etc.................................7
         9.7      Severability..............................................7
         9.8      Survival..................................................7
         9.9      Waivers...................................................7
         9.10     Attorneys'Fees, etc.......................................7
         9.11     Entire Agreement..........................................7

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                                 ESSI PROBE 1 LC

                               Operating Agreement


         This Operating Agreement of ESSI Probe 1 LC, an Idaho limited liability company (the "Company"), is among Earth Search Sciences, Inc., a Utah corporation ("ESSI"), and Francisco Elmudesi and the Arthur W. McClain Trust (together, the "Woodstock Memebers"), effective as of June 3, 1997.

1.       Organization of the Company.

         1.1 Organization. The Company was created by the execution and filing of the Articles of Organization (the "Articles") under the Idaho Limited Liability Company Act (the "Act"). ESSI and the Woodstock Members (collectively, the "Members") hereby organize the Company and agree to conduct the Company's business and affairs consistent with this Agreement, the Act and the Articles.

         1.2 Purposes; Scope of Activities. The business and purpose of the Company is to acquire, own, use and sell an airborne hyperspectral scanner for remote sensing applications from Integrated Spectronics, an Australia company, serial no. _____________ (the "Probe"), to receive royalties from the exploitation of minerals discovered through use of the Probe, and to engage in all other activities which are reasonably necessary or appropriate for the foregoing purposes.

2. Management of the Company.

         2.1 Management by Manager; Authority. The Company shall have one manager (the "Manager"). The Manager shall have the sole and exclusive right to manage the business and affairs of the Company and all of the rights and powers that may be possessed by a manager under the Act, the Articles and this Agreement. The initial Manager shall be ESSI.

         2.2 Term; Resignation and Removal. The Manager shall hold office until the Manager resigns or is removed in accordance with this Section 2.2. The Manager may resign at any time by giving notice to the Members. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice. Unless otherwise specified in any notice of resignation, the acceptance of such resignation shall not be necessary to make it effective. The Manager may be removed by a majority in number of the Members but only for Acause,@ which shall mean the occurrence of any of the following circumstances:

                  (a) Any misappropriation of funds or property of the Company by the Manager, or the Manager's engagement in illegal, dishonest, or fraudulent conduct with respect to the Company or the Members; or

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                  (b) The Manager's "gross  dereliction of duty" in the sense of persistent neglect or material or cumulative negligence by the Manager in the Manager=s performance of duties under this Agreement, or willful and repeated failure by the Manager to perform the Manager's obligations under this Agreement; provided that the Company or one of the Members shall have first given the Manager written notice of such gross dereliction of duty specifying a period of at least 30 days (or such longer period as may be reasonable under the circumstances) to cure such gross dereliction of duty and such gross dereliction of duty shall not have been cured within such period.

The resignation or removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of the Manager in any capacity as a Member. A majority of the Members in interest shall elect a successor Manager or Managers upon any resignation or removal of a Manager.

         2.3      Approval of Members.

                  (a) Vote by Majority in Interest. Any action or transaction that requires the approval of the Members under the Act, the Articles or this Agreement shall be authorized upon the affirmative vote, implementing action or written consent of a majority in interest of the Members unless either the Act, the Articles or this Agreement expressly imposes a different standard for approval by the Members, in which case the specified approval of the Members shall be required for such action or transaction. All Members shall be entitled to vote on or consent to any matter submitted to a vote of, or requiring consent from, the Members.

                  (b) Arbitration in Event of Deadlock. In the event any vote of Members required under Section 2.3(a) results in an even split of Members in interest for and against such action or transaction, any Member may provide written notice (ADeadlock Notice@) to the other Members that such Member believes a deadlock to exist. For a period of 30 days after a Deadlock Notice is delivered to the other Members, the Members shall negotiate in good faith among themselves in an attempt to resolve the dispute. If the matter is not resolved within that 30-day period, upon the demand of any Member the dispute shall be submitted to arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and judgment upon the arbitration award may be entered in any court of competent jurisdiction. The arbitration shall be held before a single arbitrator in a city selected by a majority in interest of the Members, other than the Member that sent the Deadlock Notice.

         2.4 Payment to Integrated Spectronics. The Members acknowledge that the Company shall pay One Million Dollars ($1,000,000) to Integrated Spectronics, the manufacturer of the Probe, in partial payment of the approximately $1,500,000 balance presently owed for the purchase of the Probe.

         2.5 Competitive Activities. Nothing in this Agreement nor the fact of formation of the Company shall be construed or interpreted to limit other activities of the Members, even if such other activities are or may be construed to be in competition with the business of the Company.

3.       Capital Contributions; Percentage Interests.

         3.1 Initial Capital Contributions. The Members will make the contributions to the Company set forth for each Member on Exhibit A. Except as set forth in Section 3.2, no Member will be required to contribute any additional amount to the Company or loan funds to the Company without the agreement of all Members. The value of the initial contributions by the Members, the initial Capital Accounts of the Members and the percentage interests ("Percentage Interests") of the Members are as set forth in Exhibit A. Unless otherwise agreed by all the Members, subsequent contributions or distributions shall not result in a change in a Member's Percentage Interest.

         3.2 Additional Capital. ESSI shall make an additional capital contribution of Five Hundred Thousand Dollars ($500,000), or such other property as may be required, to enable the Company to complete the purchase of the Probe pursuant to that certain Agreement dated September 11, 1995, between ESSI and
Integrated Spectronics Pty Ltd., an Australia company (the "Purchase Agreement"), a copy of which is attached as Exhibit B to this Agreement. Prior to making the contribution specified in this Section 3.2, the Manager shall provide each Member with reasonable details concerning such planned contribution, including the date on which it will be made and the amount of cash or description of other property to be contributed. In addition, upon completion of the purchase of the Probe, the Manager shall provide each Member with a copy of a bill of sale or other document evidencing the fact that the Company has satisfied in full its obligations under the Purchase Agreement and the Probe has been conveyed free and clear of all liens and encumbrances to the Company.

4.       Capital Accounts.

         4.1 Capital Accounts. A separate capital account ("Capital Account") shall be maintained for each Member in accordance with the capital accounting rules of Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the income tax regulations thereunder (the "Regulations") including particularly Reg. ss 1.704-1(b)(2)(iv).

         4.2 Withdrawals. No Member shall have the right to withdraw any part of its Capital Account or receive any distribution of capital except upon the agreement of all Members.

         4.3 No Interest on Capital. No interest shall be paid on any capital contributed to the Company.

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5.       Distributions.

         5.1 Net Cash Flow. All net cash flow of the Company in excess of cash needs and reserves shall be distributed by the Manager at least annually. Net cash flow shall be distributed to the Members in accordance with their Percentage Interests. Net cash flow shall mean (i) all cash received by the Company from Company operations for a fiscal period, including without limitation royalties received for use of the Probe, income from invested reserves, and proceeds from the sale of the Probe, but not including capital contributions by the Members; minus (ii) all cash disbursed in such period in the ordinary course of the business of the Company, including, without limitation, (a) all operating expenses of the Company, (b) debt service on debt obligations of the Company, (c) reserves established during such period by the Manager, and (d) the special distributions described in Section 5.2.

         5.2      Special Distributions of Cash.

                  (a) Proceeds of Warranty Claim. In the event the Probe fails to function as warranted by the manufacturer and the Company recovers monetary damages from the manufacturer on a breach of warranty or similar claim, the proceeds of such claim shall be distributed as follows:

                           (i) in the event the amount of monetary damages recovered are less than $1,000,000, the proceeds of such claim shall be distributed to the Members in proportion to their then-current Percentage Interests; and

                           (ii) in the event the amount of monetary damages recovered are greater than or equal to $1,000,000, the proceeds of such claim shall be distributed first to the Woodstock Members, to the extent of and in proportion to the positive balance of their respective Capital Accounts, and second, remaining proceeds shall be distributed to the other Members, to the extent of and in proportion to the positive balance of their respective Capital Accounts.

                  (b) Upon Sale of Probe. In the event of a sale of the Probe to ESSI, a special distribution shall be made to the Woodstock Members in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), to be paid to the Woodstock Members (or their permitted successors) in proportion to their then-current Percentage Interests.

         5.3 Special Distribution of Royalties. In the event of a sale of the Probe to ESSI, the Company shall use reasonable efforts to transfer to the Members their pro-rata share (based on the Members= Percentage Interest in the Company at the time the Probe is purchased) of all royalties then being received by the Company so that the Members are thereafter entitled to receive such royalties directly and not as a Member of the Company.

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6.       Allocation of Profits and Losses.

         6.1 Tax Allocations. Net profits and losses of the Company, and each item of Company income, gain, loss, deduction or credit (including items required to be separately stated pursuant to Section 703(a)(1) of the Code) shall be allocated between the Members in accordance with their Percentage Interests.

         6.2 Minimum Gain. To the extent that the Company has "nonrecourse deductions", as determined pursuant to Section 1.704-1(b)(iv) of the Regulations, such nonrecourse deductions, to the maximum extent permitted by such Regulations, shall be allocated among the Members in accordance with their Percentage Interests.

7.       Transfer of Company Interests.

         7.1 Restriction on Transfers. Except as expressly provided in this Agreement, no Member shall have the right to transfer his or its interest in the Company, nor shall any third party be admitted as a Member, without the unanimous consent of the Members. The term Atransfer@ shall include voluntary or involuntary sales, assignments, hypothecations, pledges, gifts, encumbrances or any other manner of transfer (whether by operation of law or otherwise).

         7.2 Permitted Transfers. Notwithstanding the provisions of Section 7.1, transfers shall be permitted without the consent of the Members among (a) the Members, (b) ESSI and affiliates of ESSI, and (c) a Member and the immediate family members, trustee of a trust for the benefit of a Woodstock Member, or the estate of such Member; provided, that with respect to any of such transfers described in this Section 7.2, (i) the liability of the transferor under this Agreement shall not be affected by such transfer, (ii) the transferee shall agree in writing to be jointly and severally liable to the extent of the responsibilities of the transferor under this Agreement, and (iii) written notice of any such transfer shall be given to the other Members upon the consummation thereof, together with a copy of the agreement described in Section 7.2(ii). For purposes of this Section 7.2, the term Aaffiliate@ shall mean any individual, firm, corporation, Membership, joint venture, association, limited liability company, trust or other entity directly or indirectly controlling or controlled by or under direction or joint, direct or indirect common control with ESSI.

8.       Dissolution and Liquidation.

         8.1 Dissolution. The Company shall dissolve and commence winding up:

            (a)   Upon the agreement of all Members to dissolve the Company; or

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            (b) In  the  event  of a sale  of  the  Probe,  provided  that dissolution shall not be required upon sale of the Probe if the Manager determines that the Company then has the right to receive more than de minimis royalties with respect to minerals discovered through use of the Probe and that such rights cannot be transferred to the Members.

         8.2 Liquidation Generally. Upon the dissolution of the Company pursuant to Sections 8.1(a) or (b), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, satisfying the claims of its creditors and Members and liquidating or distributing its assets to the extent necessary therefor. Neither the Manager nor any Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the orderly winding up of the Company=s business and affairs. The Manager shall oversee the winding up and dissolution of the Company, provide a full accounting of the Company=s liabilities and property, cause the Company property to be distributed in kind or to be liquidated as promptly as is consistent with obtaining the fair value thereof and cause the proceeds therefrom and any remaining property, to the extent sufficient therefor, to be applied and distributed in the following order:

          (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors other than Members;

          (b) Second, to the payment and discharge of all of the Company's debts and liabilities to Members; and

          (c) Third, to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

9.       Miscellaneous.

         9.1 Application of Idaho Law. The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho.

         9.2 Construction. Whenever required by the context in this Agreement, the singular number shall include the plural and vice versa, and any gender shall include the masculine, feminine and neuter genders.

         9.3 Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures of the parties on this Agreement or any amendment of this Agreement shall be deemed original signatures, and each Member or other party shall forward the original signed version of such document promptly following facsimile transmission.

         9.4  Headings.   The  headings  in  this  Agreement  are  inserted  for
convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         9.5 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives and permitted successors and assigns.

         9.6 Notices and Consents, etc. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to which the same is directed or, if sent by registered or certified mail or national express carrier, postage and charges prepaid, addressed to the Manager's, Member's or Company's address, as shown in the records of the Company. Except as otherwise provided herein, any such notice shall be deemed to be given five business days after the date on which the same was deposited for delivery.

         9.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         9.8 Survival. All provisions which are intended to survive the termination or rescission of this Agreement and/or the dissolution and winding up of the Company shall do so for the longest period provided by law.

         9.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         9.10 Attorneys= Fees, etc. If a suit, action, arbitration or other proceeding of any nature whatsoever (including, without limitation, any bankruptcy proceeding) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights under this Agreement, the prevailing party shall be entitled to recover its attorneys= fees and all other fees, costs and expenses actually incurred and reasonably necessary in connection therewith, as determined by the arbitrator or by the court at trial or on any appeal or review, in addition to all other amounts provided by law.

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        9.11 Entire  Agreement.  The  Articles,  this  Agreement,  that certain
Equipment Usage Agreement, dated as of the date hereof, between the Company and ESSI and Arthur W. McClain Trust, and Francisco Elmudesi, and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above written.

MEMBERS:                       EARTH SEARCH SCIENCES, INC.,
                               a Utah corporation



                               By: /s/ Larry F. Vance
                                   Larry F. Vance
                                   Chairman and Chief Financial Officer



                               /s/ Francisco Elmudesi
                                   Francisco Elmudesi


                              ARTHUR W. MCCLAIN TRUST


                              By:  /s/ Arthur W. McClain
                                   Arthur W. McClain, Trustee
                                   Under Declaration of Trust dated 12/19/85